Exhibit 99.1

i-80 Gold Announces Additional High-Grade Assay Results From

Archimedes Underground Including 16.2 g/t Au Over 56.4 Meters;

Updates Timing of 2026 Technical Studies

TORONTO, ON, June 25, 2026 – i-80 GOLD CORP. (NYSE: IAUX) (TSX: IAU) (“i-80 Gold”, or the “Company”) is pleased to announce the remaining assay results from the completed 2025-2026 infill drill campaign within the upper 426 zone of the Archimedes Underground Project (“Archimedes” or the “Project”), situated on the Company’s Ruby Hill property in northeastern Nevada, USA, where development remains on schedule to achieve first gold in the fourth quarter of 2026 (see Figure in Appendix). Further, as the Company continues to optimize the sequencing of its development plan, the timing of feasibility-level technical studies for Granite Creek underground and Cove underground is being extended from the second quarter of 2026 to the third quarter of 2026.

Highlights From Remaining Drill Results

•	16.2 g/t Au over 56.4 m in hole iAU26-09 (sulfide)

•	21.9 g/t Au over 20.2 m in hole iAU26-11 (sulfide)

•	11.0 g/t Au over 26.1 m in hole iAU26-13 (sulfide)

•	7.3 g/t Au over 33.1 m in hole iAU26-08 (sulfide)

•	5.4 g/t Au over 56.5 m in hole iAU26-17 (oxide)

True widths are estimated between approximately 40% - 65% of core width.

“These drill results from the upper 426 zone at Archimedes are excellent, demonstrating significant widths and continuity of high-grade material that extends the known mineralized area,” stated Paul Chawrun, EVP and COO. “We expect the mineralization at Archimedes to expand based on the latest results and as we advance a larger drill program currently underway within the lower 426 zone and Ruby Deeps zone, which is expected to be complete in advance of a planned feasibility study in 2027. These results, combined with the positive drill results previously released from Granite Creek underground, continue to support our view that the mineralized bodies at both Granite Creek underground and Archimedes underground remain open for potential expansion, and are being incorporated into ongoing technical work evaluating the potential to source sufficient feed from these two underground mines for the Lone Tree Plant for a significant period. The Lone Tree Plant refurbishment remains on track, with on-site demolition underway, and engineering, contracting, and procurement on schedule.”

Archimedes Underground Project

Archimedes is currently being developed as the second underground mine within Phase 1 of the Company’s development plan. Phase 1 includes the planned mining and development of Archimedes and Granite Creek underground projects, which are expected to begin feeding material to the Company’s Lone Tree Plant by late 2027, subject to the completion of the Lone Tree Plant’s refurbishment and commissioning. Until that time, the underground material from Archimedes and Granite Creek are expected to be processed through an existing third-party toll milling agreement.

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Upper 426 Zone Drilling Complete

The 2025-2026 program was completed on schedule and budget, which included a total of approximately 8,500 meters of drilling across 40 drill holes within the upper 426 zone where results continue to support the planned start of mining and identify potential upside to the current mine plan. Infill drilling commenced in the fourth quarter of 2025 and was completed on schedule in April 2026 with a focus on further delineating the upper 426 zone to approximately 60-foot spacing in preparation for the start of mining (see Figure 1 below).

The new assay results from the 20 drill holes presented in Table 1 below, continue to confirm high-grade mineralization and demonstrate continuity of the mineralized zones within the planned mining areas. Results also continue to demonstrate an expansion of the mineralization beyond the boundaries defined by the current mineral resource estimate used to support the Archimedes preliminary economic assessment, prepared in accordance with National Instrument 43-101- Standards of Disclosure for Mineral Projects (“NI 43-101”) and the corresponding Initial Assessment prepared under Subpart 1300 of Regulation S-K (“S-K 1300”), each filed on March 31, 2025(2) (the “PEA”). Drill results from the first 20 drill holes were reported on April 8th, 2026. Complete drill results from the 2025-2026 program within the upper 426 zone are available on the Company’s website.

Further, drilling continued to intersect significant intervals of oxide mineralization that is not currently included in the mineral resource estimate supporting the PEA, highlighting further potential upside to the existing mine plan with a lower cost processing option (see Figure 2 and Figure 3 below). The Company continues to evaluate the potential to integrate this oxide material into the Project’s mine plan, given the current gold price environment and the availability of an existing permitted, operating heap leach pad on the Ruby Hill property. The Lone Tree Plant refurbishment is designed to provide flexibility to process both oxide and sulfide material. Sulfide material is expected to be treated through the autoclave circuit, while high-grade oxide material may be processed through a standard carbon-in-leach (“CIL”) circuit downstream, bypassing the autoclave. The expected high-grade oxide feed from underground operations is being evaluated as a low-cost processing option at the Lone Tree Plant by feeding the CIL circuit directly.

As of December 31, 2025, Archimedes hosts an Indicated Mineral Resource of 1.8 million tonnes containing 436,000 ounces of gold grading 7.6 grams per tonne and an Inferred Mineral Resource of 4.2 million tonnes containing 988,000 ounces of gold grading 7.3 grams per tonne(1). The majority of the current mineral resources are hosted in the Ruby Deeps zone, located below the 5,100-foot elevation of the deposit as demonstrated in Figure 1 below.

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Figure 1: Mineralized Zones, Archimedes Underground

Figure 2: Plan View of Archimedes Underground

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Figure 3: Upper 426 Zone Cross-Section, Archimedes Underground

2026 Drilling Commenced

An infill drilling program largely within the lower portion of the 426 zone and Ruby Deeps zone commenced in the second quarter of 2026, targeting approximately 55,000 meters planned across 140 drill holes in support of the planned Archimedes Feasibility Study. Five underground drill rigs have been mobilized, with two additional underground drill rigs expected to arrive on site in July. Development of the exploration drift to serve as a platform to drill the lower portion of the 426 zone and Ruby zone is nearing completion. The Ruby Deeps zone remains open to the north and south offering significant exploration potential.

Archimedes Feasibility Study

Drill results from both drilling programs at Archimedes will support an updated mineral resource estimate and updated mine plan for an anticipated Archimedes feasibility study, planned for completion late in the first quarter of 2027, pending further expansion of the current drill program. The updated mineral resource is expected to incorporate approximately 65,000 meters of drilling, the majority of which is infill drilling to support mineral reserve estimation. The overall Archimedes drill program is primarily focused on enhancing confidence in the mine plan, defining the oxide-sulfide transition boundary, confirming continuity of mineralization, and potential upgrading of inferred mineral resources to the measured and indicated mineral resource definitions.

The PEA outlined an approximate 10-year mine life with an average annual gold output of approximately 100,000 ounces, following production ramp up(2) (to view the announcement, click here).

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Archimedes Development Continues on Schedule

The Project is fully permitted for the area above the 5,100-foot level, where construction continues to advance on schedule, supported by favourable ground conditions and minimal new infrastructure. Project costs are in line with budget expectations. The Company continues to expect to achieve first gold from Archimedes in the fourth quarter of 2026.

Permitting activities for the area below the 5,100-foot level of Archimedes are underway with an anticipated completion by mid-2027, while the Company reviews opportunities to advance the timeline. The planned start of mining above the 5,100-foot level is fully supported by existing permits and is not dependent on the timing or outcome of permitting activities below the 5,100-foot level.

Table 1: Final Assay Results From Archimedes 2025-2026 Drill Program

Drill Hole ID	Type	Oxidation	From (m)	To (m)	Length (m)	Au (g/t)
iAU26-06	Core	Sulfide	107.6	116.7	9.1	7.9
And	Core	Oxide	137.8	141.7	3.8	6.8
And	Core	Oxide	157.2	164.1	6.9	7.4
iAU26-07	Core	Sulfide	137.2	154.8	17.6	16.1
And	Core	Oxide	154.8	174.5	19.8	2.4
And	Core	Oxide	185.6	196.4	10.8	14.0
iAU26-08	Core	Sulfide	183.5	216.6	33.1	7.3
And	Core	Oxide	183.5	187.5	4.0	9.8
iAU26-09	Core	Sulfide	145.9	202.3	56.4	16.2
iAU26-10	Core	No significant intercept
iAU26-11	Core	Sulfide	181.4	201.6	20.2	21.9
iAU26-12	Core	Oxide	107.4	135.8	28.3	2.4
And	Core	Sulfide	138.7	144.4	5.7	5.2
And	Core	Sulfide	167.8	176.5	8.7	9.0
And	Core	Oxide	190.1	206.7	16.6	10.7
iAU26-13	Core	Oxide	142.9	148.0	5.2	2.2
And	Core	Sulfide	169.7	187.5	17.8	6.6
And	Core	Sulfide	197.5	223.6	26.1	11.0
iAU26-14	Core	Sulfide	127.7	130.1	2.4	7.0
iAU26-15	Core	Oxide	110.4	118.4	8.0	3.0
And	Core	Sulfide	156.2	159.2	3.1	11.1
And	Core	Sulfide	171.0	193.4	22.4	8.0
iAU26-16	Core	Sulfide	151.7	156.9	5.2	7.8
iAU26-17	Core	Oxide	93.8	150.3	56.5	5.4
And	Core	Sulfide	154.8	163.6	8.8	15.0
And	Core	Oxide	163.6	194.5	30.8	3.2
iAU26-18	Core	Sulfide	144.5	152.2	7.7	6.9
iAU26-19	Core	Oxide	136.2	139.8	3.5	7.9
And	Core	Oxide	160.8	184.5	23.7	4.5
iAU26-20	Core	Geotechnical hole – not in area of mineralization
iAU26-21	Core	Geotechnical hole – not in area of mineralization
iAU26-22	Core	Sulfide	119.9	141.5	21.6	8.1
And	Core	Oxide	141.5	156.2	14.7	2.2
And	Core	Oxide	171.2	175.9	4.8	10.4
iAU26-23	Core	Sulfide	123.0	129.8	6.7	15.8
And	Core	Oxide	153.3	168.7	15.5	2.8
iAU26-24	Core	No significant intercept
iAU26-25	Core	Sulfide	187.5	189.3	1.8	11.9

Notes to table above: Numbers may not add due to rounding. True widths are estimated between approximately 40%-65% of core width.

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Table 2: Drill Hole Collar Coordinates

UTM	Drill Hole ID	East m	North m	Elevation m	Azimuth	Dip
	iAU26-06	587367	4375865	1774	302	-51
	iAU26-07	587354	4375817	1779	287	-34
	iAU26-08	587415	4375965	1758	005	-48
	iAU26-09	587354	4375817	1779	281	-31
	iAU26-10	587415	4375965	1758	005	-53
	iAU26-11	587354	4375817	1779	276	-31
	iAU26-12	587415	4375965	1759	355	-55
	iAU26-13	587415	4375965	1759	353	-51
	iAU26-14	587415	4375965	1759	349	-62
	iAU26-15	587415	4375965	1759	344	-57
NAD83 Zone 11N	iAU26-16	587415	4375965	1759	338	-63
	iAU26-17	587415	4375965	1759	333	-56
	iAU26-18	587415	4375965	1759	327	-66
	iAU26-19	587415	4375965	1759	320	-54
	iAU26-20	587415	4375965	1759	310	-43
	iAU26-21	587415	4375965	1759	322	-43
	iAU26-22	587354	4375817	1779	311	-42
	iAU26-23	587354	4375817	1779	322	-43
	iAU26-24	587354	4375817	1779	267	-31
	iAU26-25	587354	4375817	1779	270	-36

Updated Timing of 2026 Technical Studies

The Company continues to advance technical work to evaluate opportunities to optimize the sequencing of gold projects within Phase 2 and Phase 3 of its development plan. As this work is ongoing, the upcoming feasibility-level technical studies for the Granite Creek and Cove underground projects are now expected to be completed in the third quarter of 2026. The studies are being prepared in accordance with NI 43-101 and S-K 1300. The Company expects to announce the results of these studies and file the corresponding technical reports in the third quarter of 2026.

Technical Disclosure and Qualified Persons

The technical information contained in this press release has been prepared under the supervision of, and has been reviewed and approved by Paul Chawrun P.Eng., Executive Vice President and Chief Operating Officer, and Tyler Hill CPG., Vice President Geology, for the Company, each of whom are qualified persons within the meaning of NI 43-101 and S-K 1300.

All samples were submitted to MSALABS (MSA) of Elko, NV, which is an ISO9001 and ISO/IEC 17025 accredited laboratory, independent of the Company. Samples submitted through MSA are crushed to 80% passing 2 mm and analyzed using CPA-Au1 (Au; 500 gram photon assay). MSA also undertakes their own internal coarse duplicate analysis to ensure proper sample preparation and equipment calibration. i-80 Gold’s QA/QC program includes regular insertion of standards, duplicates, and blanks into the sample stream with a stringent review of all results.

For a description of the data verification, assay procedures and the quality assurance program and quality control measures applied by the Company, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as well as the information in respect of data verification, key assumptions, parameters, risks and other factors contained in the PEA and the corresponding Initial Assessment dated March 31, 2025, each as filed under the Company’s profile on SEDAR+ at www.sedarplus.ca and under the Company’s profile on EDGAR at www.sec.gov.

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Endnotes

(1)	Archimedes Underground Mineral Resource Estimate

Deposit	Tonnes (000)	Au (g/t)	Ag (g/t)	Au oz (000)	Ag oz (000)
	Indicated Mineral Resources
426	899	6.9	0.8	199	22
Ruby Deeps	892	8.3	2.4	237	69

Total Indicated	1,791	7.6	1.6	436	92

	Inferred Mineral Resources
426	1,038	6.6	1.2	219	40
Ruby Deeps	3,150	7.6	2.4	769	246

Total Inferred	4,188	7.3	2.1	988	286

Notes to the mineral resource table above: (1) Underground mineral resources have been estimated at a gold price of $2,175 per troy ounce and a silver price of $27.25 per ounce; metal price determinations were from 2024 Q3. (2) Mineral resources have been estimated using pressure oxidation gold metallurgical recoveries of 96.8% and 89.5% for the 426 and Ruby Deeps deposits respectively. (3) Pressure oxidation cutoff grades are 5.06 and 5.48 Au g/t (0.148 and 0.160 opt) for the 426 and Ruby Deeps deposits respectively. (4) Detailed input mining, processing, and general and administrative costs are defined in Section 18.1 of the PEA. (5) Units shown are metric. (6) The contained gold ounces estimates have not been adjusted for metallurgical recoveries. (7) Numbers have been rounded as required by reporting guidelines and may result in apparent summation differences. (8) A mineral resource is a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling. The dimensions of a minimum minable stope cross section are 20 feet wide x 15 feet high. Individual stope lengths can vary from a minimum of 20 feet to a maximum of 100 feet. (9) An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An inferred mineral resource has a lower level of confidence than that applying to an indicated mineral resource and must not be converted to a mineral reserve. It is reasonably expected that the majority of inferred mineral resources could be upgraded to indicated mineral resources with continued exploration. (10) Mineral resources, which are not mineral reserves, do not have demonstrated economic viability. The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, socio-political, marketing, or other relevant factors. (11) Mineral resources in the PEA have an effective date of December 31, 2024. A Qualified Person and employee of Practical Mining LLC, has reviewed the Ruby Hill Underground mineral resources and material assumptions included in the Ruby Hill Technical Report and confirmed that they remain current as of December 31, 2025. (12) The reference point for mineral resources is in situ.

(2)

A press release titled “i-80 Gold Announces Positive Preliminary Economic Assessment on the Archimedes Underground Project, Nevada; After-Tax NPV(5%) of $127 Million with an After-Tax IRR of 23% at US$2,175/oz Au” announcing results and assumptions from the PEA on the Ruby Hill Property covering the Archimedes underground project was filed on February 18, 2025, followed by the filing of the PEA and the corresponding Initial Assessment on March 31, 2025. The PEA was prepared in accordance with NI 43-101 and the Initial Assessment was prepared in accordance with S-K 1300. All documents are accessible under the Company’s issuer profile on both SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov, as well as on the Company’s website at www.i80gold.com. The PEA is preliminary in nature and includes an economic analysis that is based, in part, on inferred mineral resources. Inferred mineral resources that are considered too speculative geologically to have for the application of economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the results of the PEA will be realized. Mineral resources do not have demonstrated economic viability and are not mineral reserves. All of the Company’s projects are considered exploration stage projects under S-K 1300 because the Company has not determined mineral reserves at any of its properties pursuant to S-K 1300.

About i-80 Gold Corp.

i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a fully funded three-phase development plan to advance its high-quality asset portfolio. The Company is the fifth largest gold mineral resource holder in the state with a pipeline of high-grade multi-stage projects strategically located in Nevada’s most prolific gold-producing trends. Leveraging its central processing facility following an anticipated refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the NYSE (NYSE: IAUX) and the Toronto Stock Exchange (TSX: IAU). For more information, visit www.i80gold.com.

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For further information, please contact:

Leily Omoumi, SVP Corporate Development & Strategy

Caterina De Rosa, VP Investor Relations

1.866.525.6450

info@i80gold.com

www.i80gold.com

Cautionary Statement Regarding Forward Looking Information

Certain information set forth in this press release, including but not limited to management’s assessment of the Company’s future plans and operations, expectations regarding the timing, execution and results of the Company’s drilling programs, outlook on gold output, the anticipated timing of gold output, project development or technical studies, including completion of the anticipated Granite Creek underground, Cove underground, and Archimedes underground feasibility studies and the release of its results, the potential for mineral resource conversion and opportunities for expansion, management’s view on the potential to incorporate Archimedes oxide mineralized material into the Project’s mine plan to provide meaningful low-cost economic ounces, the timing of first gold mined and first gold pour, the timing for completion of project construction activities at above the 5,100-foot level and management’s expectations regarding final project costs compared to budget, the timing of Archimedes and Granite Creek underground to begin feeding the Lone Tree Plant and the sufficiency of feed from Archimedes and Granite Creek underground projects to the Lone Tree Plant for a significant period constitute forward looking statements or forward-looking information within the meaning of applicable securities laws. All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “continues”, “forecasts”, “projects”, “predicts”, “intends”, “anticipates” or “believes”, or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. Readers are cautioned that the assumptions used in the preparation of information, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, reliance should not be placed on forward-looking statements. The Company’s actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive therefrom. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including general economic and industry conditions, volatility of commodity prices, title risks and uncertainties, uncertainty in geological, metallurgical and geotechnical studies and opinions, and ability to access sufficient capital from internal and external sources such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive.

This release also contains references to estimates of mineral resources. The estimation of mineral resources is inherently uncertain and involves subjective judgments about many relevant factors. Mineral resources that are not mineral reserves do not have demonstrated economic viability. The accuracy of any such estimates is a function of the quantity and quality of available data, and of the assumptions made and judgments used in engineering and geological interpretation (including estimated future production from the Project, the anticipated tonnages and grades that will be mined and the estimated level of recovery that will be realized), which may prove to be unreliable and depend, to a certain extent, upon the analysis of drilling results and statistical inferences that may ultimately prove to be inaccurate. Mineral resource estimates may have to be re-estimated based on: (i) fluctuations in commodities prices; (ii) results of drilling, (iii) metallurgical testing and other studies; (iv) proposed mining operations, including dilution; (v) the evaluation of mine plans subsequent to the date of any estimates; and (vi) the possible failure to receive required permits, approvals and licenses or changes to existing mining licenses.

Please see “Risks Factors” in the Form 10-K for the fiscal year ended December 31, 2025 for more information regarding risks pertaining to the Company, which is available on EDGAR at www.sec.gov/edgar and SEDAR+ at www.sedarplus.ca. Readers are encouraged to carefully review these risk factors as well as the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. All forward-looking statements contained in this press release speak only as of the date of this press release or as of the dates specified in such statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Additional information relating to i-80 Gold can be found on i-80 Gold’s website at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar. The information included on, or accessible through, the Company’s website is not incorporated by reference into this press release.

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APPENDIX

Figure: Regional Map of i-80 Gold Assets in Northern Nevada

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